Exhibit 4.9

Execution Copy

SPIRENT plc

SECOND AMENDMENT AND CONSENT AGREEMENT

DATED AUGUST 13, 2004

US$10,000,000
AMENDED AND RESTATED SERIES A SENIOR NOTES DUE NOVEMBER 23, 2006

US$63,406,000
AMENDED AND RESTATED SERIES B SENIOR NOTES DUE NOVEMBER 23, 2009

US$115,000,000
AMENDED AND RESTATED SERIES C SENIOR NOTES DUE NOVEMBER 23, 2009

US$29,594,000
AMENDED AND RESTATED SERIES D SENIOR NOTES DUE NOVEMBER 23, 2009

BINGHAM MCCUTCHEN LLP
LONDON

SPIRENT plc

SECOND AMENDMENT AND CONSENT AGREEMENT

US$10,000,000
AMENDED AND RESTATED SERIES A SENIOR NOTES DUE NOVEMBER 23, 2006

US$63,406,000
AMENDED AND RESTATED SERIES B SENIOR NOTES DUE NOVEMBER 23, 2009

US$115,000,000
AMENDED AND RESTATED SERIES C SENIOR NOTES DUE NOVEMBER 23, 2009

US$29,594,000
AMENDED AND RESTATED SERIES D SENIOR NOTES DUE NOVEMBER 23, 2009

Dated August 13, 2004

To each of the Current Noteholders
Named in Annex 1 hereto:

Ladies and Gentlemen:

SPIRENT plc, a limited company organized and existing under the laws of England and Wales with registered number 470893 (together with its successors and assigns, the “Company”), hereby agrees with you as follows:

1.            PRIOR ISSUANCE OF NOTES, ETC.

Pursuant to the separate Note Purchase Agreements, dated November 23, 1999, among the Company (formerly known as Bowthorpe plc) and, respectively, the purchasers named in Schedule A thereto (as amended and restated pursuant to the Amended and Restated Note Purchase Agreement dated March 11, 2003 and as further amended pursuant to the Amendment and Consent Agreement dated December 31, 2003, and as in effect immediately prior to giving effect to the Amendments (defined below) provided for by this Agreement, collectively, the “Existing Note Purchase Agreement”, and as may be amended pursuant to the Amendments or further amended, restated or otherwise modified from time to time, collectively, the “Note Purchase Agreement”), the Company issued and sold (a) US$10,000,000 aggregate original principal amount of its Amended and Restated Series A Senior Notes due November 23, 2006, (b) US$63,406,000 aggregate original principal amount of its Amended and Restated Series B Senior Notes due November 23, 2009, (c) US$115,000,000 aggregate original principal amount of its Amended and Restated Series C Senior Notes due November 23, 2009, and (d) US$29,594,000 aggregate original principal amount of its Amended and Restated Series D Senior Notes due November 23, 2009 (as in

effect immediately prior to the Effective Time (as defined below), the “Existing Notes” and, as may be amended pursuant to the Amendments or further amended, restated or otherwise modified from time to time, the “Notes”).

This Second Amendment and Consent Agreement is referred to herein as this “Agreement”.  The register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 (collectively, the “Current Noteholders”) is currently a holder of the Notes in the aggregate principal amount indicated opposite such Person’s name in such Annex and that the Persons named in Annex 1 currently hold 100% of the outstanding Notes.

2.             DEFINED TERMS.

Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Note Purchase Agreement or in the Amendment and Consent Agreement dated December 31, 2003, as the case may be.

3.             REQUEST FOR CONSENT.

The Company requests that each of you consent to the Amendments with respect to certain terms of the Existing Note Purchase Agreement and to certain other matters specified in this Agreement as referred to in the request letters from the Company dated July 6, 2004 and July 27, 2004 respectively and attached hereto as Annex 2 and 3 respectively (collectively, the “Requests”).

4.             COMPANY WARRANTIES AND REPRESENTATIONS.

To induce you to enter into this Agreement, the Company warrants and represents as follows (it being agreed, however, that nothing in this Section 4 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Note Purchase Agreement and that all of such other warranties and representations, as well as the warranties and representations in this Section 4, shall survive the effectiveness of the Amendments):

4.1          Corporate Organization and Authority.

(a)           The Company and each of its Material Subsidiaries is a corporation or other legal entity duly organized, validly existing and, in the case of each such Material Subsidiary organized under the laws of any state of the United States of America, in good standing under the laws of its jurisdiction of incorporation.

(b)           The Company and each of its Material Subsidiaries has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact its business as now conducted and as presently proposed to be conducted.

(c)           The Company and each of its Material Subsidiaries is duly qualified and, in the case of each such Material Subsidiary conducting business in any state of the United States of America, is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it, or the nature of the property owned or leased by it, makes such qualification required by law and where failure to be so qualified or in good standing would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

4.2          Financial Indebtedness.

The Financial Indebtedness of the Company and its Subsidiaries as at July 4, 2004 is described in Part 4.2 of Annex 4.

4.3          Agreements Authorized; Obligations Enforceable.

(a)           The execution and delivery by the Company of this Agreement has been duly authorized by all necessary corporate action on its part.  This Agreement has been executed and delivered by one or more duly authorized officers or directors of the Company, and each of this Agreement, the Notes and the Note Purchase Agreement after giving effect to the Amendments constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability hereof and thereof may be limited by:

(i)            applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally; and

(ii)           general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Upon the execution and delivery by the Guarantors of the Acknowledgement and Consent attached hereto it will have been duly authorized by all necessary action on the part of each Guarantor.  The Acknowledgement and Consent attached hereto will have been executed and delivered by one or more duly authorized officers or directors of each Guarantor, and the Subsidiary Guarantees after giving effect to the Amendments will constitute a legal, valid and binding obligation of each Guarantor in respect thereof, enforceable in accordance with their terms, except that the enforceability hereof and thereof may be limited by:

(i)            applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally; and

(ii)           general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.4          No Conflicts.

Neither the execution nor delivery of this Agreement, nor performance by the Company of the terms and provisions of the Notes or the Note Purchase Agreement after giving effect to the Amendments, nor compliance by each Guarantor with the terms and provisions of its respective Subsidiary Guarantee, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under the memorandum or articles of association (or charter or by-laws) of the Company or any of its Subsidiaries, or any award of any arbitrator or any agreement (including the New Bank Facility and any agreement with shareholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject.

4.5          Full Disclosure.

Neither this Agreement nor any other written statement furnished by or on behalf of the Company or any of its Subsidiaries to the Current Noteholders in connection with the proposal and negotiation of the Amendments, or the other terms and provisions of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, taken as a whole, under the circumstances under which made, not misleading.  Except as previously disclosed in writing to each Current Noteholder, there is no fact known to the Company or any Material Subsidiary that could reasonably be expected to have a Material Adverse Effect upon the business, operations or principal properties of the Company and its Subsidiaries taken as a whole.

4.6          Amendments to New Bank Facility.

Except as described in Part 4.6 of Annex 4, there have been no amendments, waivers or other modifications to the New Bank Facility subsequent to February 4, 2004 and the New Bank Facility is in full force and effect on the date hereof.

4.7          No Defaults.

No Default or Event of Default has occurred and is continuing.  No event has occurred and no condition exists that would constitute a default, event of default or potential default (howsoever described) under the New Bank Facility.

4.8          Guaranties.

No Subsidiary of the Company, other than Subsidiaries which are Guarantors as at the Effective Time, has entered into or is liable under any guaranty of any Financial Indebtedness of any Person arising under the New Bank Facility.

5.             AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT.

Subject to the conditions specified in Section 7, the Existing Note Purchase Agreement is hereby amended in the manner provided in Exhibit A to this Agreement (the “Amendments”).

6.             CONSENT TO DISPOSAL.

Subject to the conditions to effectiveness specified in Section 7, each of the Current Noteholders hereby renews and confirms its consent to the disposal as referred to in the Request attached hereto as Annex 3 (the “Disposal”) and waives any breach of Section 8.3  or Section 10.4(b) of the Existing Note Purchase Agreement which may arise thereunder solely as consequence of the Disposal (the “Consent”).

7.             CONDITIONS TO EFFECTIVENESS.

The Amendments provided for in Section 5 and the Consent provided for in Section 6 shall each become effective, if at all, at such time (the “Effective Time”) as the Company and the Required Holders shall have executed and delivered counterparts of this Agreement and the following conditions shall have been satisfied by the Company (or waived by the Required Holders):

7.1          Representations and Warranties.

The representations and warranties set forth in Section 4 shall be true and correct.

7.2          Due Authorization, etc.

The Company shall have authorized, by all necessary corporate action, the execution and delivery of this Agreement, the performance of all of its obligations under this Agreement, and the consummation of all transactions by it contemplated by this Agreement, and the Current Noteholders and their special counsel shall have received such certificates and other evidence to such effect (including, without limitation, secretary’s certificates and board resolutions) as the Required Holders and their special counsel may reasonably request.

7.3          Amendments to New Bank Facility and Consent of Banks.

(a)           The relevant members of the Group and all other applicable parties to the New Bank Facility shall have amended the New Bank Facility on the same substantive terms as the Amendments, all of the conditions precedent to the effectiveness thereof shall have been satisfied or waived by the parties thereto (except for any condition precedent thereunder requiring the execution and delivery of this Agreement), such amendment shall be in full force and effect and shall be satisfactory in form, scope and substance to the Current Noteholders and their special counsel and a copy of the email and/or all other documentation evidencing such amendment shall have been delivered to the Current Noteholders or their special counsel.

(b)           The Banks pursuant to the New Bank Facility Agreement shall have consented to the Disposal on the same substantive terms as the Consent, which consent shall otherwise be satisfactory in form, scope and substance to the Current Noteholders.

(c)           There shall have been no adjustment to the compensation payable to the Banks pursuant to the New Bank Facility in connection with the amendments to the New Bank Facility, the consent by the Banks to the Disposal or otherwise.

(d)           The Current Noteholders or their special counsel shall have received such certificates and other evidence as the Required Holders and their special counsel may reasonably request confirming that the documentation delivered pursuant to Section 7.3(a) constitutes all the documentation evidencing the amendments to the New Bank Facility.

7.4          Fees and Expenses.

The Company shall have paid all amounts required to have been paid to date pursuant to Section 9, including, without limitation, the reasonable fees and expenses of Bingham McCutchen LLP, special counsel for the holders of the Notes, and PricewaterhouseCoopers LLP, reporting accountants to the holders of the Notes, as reflected in statements to be presented to the Company before the Effective Time.

7.5          Disposal Documentation.

The Disposal referred to in the Request and attached hereto as Annex 3 shall have been carried out substantially in the manner and substantially on the terms contemplated in the Request attached hereto as Annex 3 (including in respect of the amount of proceeds to be received) and pursuant to sale documentation, final drafts or certified copies of which shall have been provided to Bingham McCutchen LLP, special counsel for the Current Noteholders (on economic terms satisfactory to the Current Noteholders) prior to the consummation of the Disposal (such final drafts or certified copies delivered to the Noteholders in accordance with this sentence being hereinafter collectively referred to as the “Disposal Documentation”).  Notwithstanding the foregoing, the Company shall procure that certified copies of all Disposal Documentation are delivered to the Noteholders promptly after the execution thereof.

8.             CONDITIONS SUBSEQUENT.

8.1          Consent of Guarantors.

Each Guarantor shall have authorized, by all necessary corporate action, the execution and delivery of the Acknowledgement and Consent attached hereto and shall have indicated its acknowledgement and consent in respect of this Agreement by executing the Acknowledgement and Consent attached hereto within 30 days of the date of this Agreement.

8.2          Prepayment of the Notes.

(a)           Within seven days of the consummation of the Disposal, the Company shall have prepaid the Notes by a principal amount equal to 100% of the consideration received by the Company and its Subsidiaries in connection with, or arising from, such Disposal, less (i) reasonable professional advisers’ fees incurred in connection with the Disposal (provided that the details thereof (in form and substance reasonably satisfactory to the Current Noteholders) shall have been provided to the Current Noteholders prior to the consummation of the Disposal), and (ii) other expenses attributable to the Disposal that have been reasonably incurred by the Company and its Subsidiaries (provided that the details thereof (in form and substance reasonably satisfactory to the Current Noteholders) shall have been provided to the Current Noteholders prior to the consummation of the Disposal) plus the Make-Whole Amount determined for the prepayment date with respect to such prepaid principal as provided in Section 8.3 and Section 8.9 of the Existing Note Purchase Agreement respectively, to be allocated between the holders of the Notes pro rata in accordance with the principal amount of Notes held as set forth in Annex 1, together with accrued unpaid interest on such amount of prepaid principal to the prepayment date to be paid by the Company to the holders of the Notes as provided in Section 8.5 of the Existing Note Purchase Agreement.

(b)           To the extent that any amounts are received by any member of the Group at any time in respect of, or in connection with, contingent, adjusted, or deferred consideration in connection with or arising from the Disposal which in the aggregate total more than $500,000 (collectively, “Post-Closing Adjustments”), within seven days of receipt thereof, the Company shall prepay the Notes by a principal amount equal to 100% of any such Post-Closing Adjustments plus the Make-Whole Amount determined for the prepayment date with respect to such prepaid principal as provided in Section 8.3 and Section 8.9 of the Existing Note Purchase Agreement respectively, to be allocated between the holders of the Notes pro rata in accordance with the principal amount of Notes held at such date, together with accrued unpaid interest on such amount of prepaid principal to the prepayment date to be paid by the Company to the holders of the Notes as provided in Section 8.5 of the Existing Note Purchase Agreement.

8.3          Breach of Conditions Subsequent.

Any breach by any member of the Group of the provisions of Section 8.1 of this Agreement will constitute an Event of Default under Section 11(d) of the Note Purchase Agreement and any breach by any member of the Group of the provisions of Section 8.2 of this Agreement will constitute an immediate Event of Default under Section 11(c)(i) of the Note Purchase Agreement.

9.             EXPENSES.

Whether or not the Amendments or the Consent become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable out-of-pocket costs and expenses of the Current Noteholders relating to this Agreement and all related documentation contemplated herein, including, but not limited to (a) the cost of reproducing this Agreement and any other documents delivered in connection herewith and the transactions contemplated hereby, and (b) the reasonable fees and expenses of Bingham McCutchen LLP, special counsel for the holders of the Notes, and PricewaterhouseCoopers LLP, reporting accountants to the holders of the Notes, incurred in connection with such matters.

10.          MISCELLANEOUS.

10.1        Part of Note Purchase Agreement, Future References, etc.

This Agreement shall be construed in connection with and as a part of the Notes and the Note Purchase Agreement and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Notes, the Note Purchase Agreement and the Subsidiary Guarantees are hereby ratified and shall be and remain in full force and effect.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Notes and the Note Purchase Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

10.2        Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

10.3        Duplicate Originals, Execution in Counterpart.

Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed in one or more counterparts and shall be effective at the time provided in Section 7 and each set of counterparts that, collectively, show execution by the Company and each consenting Current Noteholder shall constitute one duplicate original.

[signature pages immediately follow]

If this Agreement is satisfactory to you, please so indicate by signing the applicable acceptance on a counterpart hereof and returning such counterpart to the Company.

Very truly yours,

SPIRENT plc

By
Name:
Title:

[Signature page for SECOND AMENDMENT AND CONSENT AGREEMENT of SPIRENT PLC]

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By: Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Its Attorney-in-Fact

By
Name:
Title:

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
By: Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Its Attorney-in-Fact

By
Name:
Title:

FIRST PENN-PACIFIC LIFE INSURANCE COMPANY
By: Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Its Attorney-in-Fact

By
Name:
Title:

METROPOLITAN LIFE INSURANCE COMPANY

By
Name:
Title:

ONE MADISON INVESTMENTS (CAYCO) LIMITED
By:	Metropolitan Life Insurance Company,
as Investment Manager

By
Name:
Title:

METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY

By
Name:
Title:

METROPOLITAN INSURANCE AND ANNUITY COMPANY

By
Name:
Title:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By
Name:
Title:

THE TRAVELERS INSURANCE COMPANY

By
Name:
Title:

PRIMERICA LIFE INSURANCE COMPANY

By
Name:
Title:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:	CIGNA Investments, Inc. (authorized agent)

By
Name:
Title:

LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	CIGNA Investments, Inc. (authorized agent)

By
Name:
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC, as Investment Adviser

By
Name:
Title:

SWISS RE LIFE & HEALTH AMERICA INC
By:	Swiss Re Asset Management (Americas) Inc.

By
Name:
Title:

ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned hereby acknowledges, consents and agrees to the terms and provisions of this Agreement and confirms that its Subsidiary Guarantee continues in full force and effect in respect of the Notes and the Note Purchase Agreement as amended by the terms of this Agreement.

EXECUTED by
PG DRIVES TECHNOLOGY, INC.

By:
Name:
Title:

EXECUTED by
SPIRENT COMMUNICATIONS INC.

By:
Name:
Title:

EXECUTED by
SPIRENT COMMUNICATIONS OF ROCKVILLE, INC.

By:
Name:
Title:

EXECUTED by
HELLERMANNTYTON CORPORATION

By:
Name:
Title:

EXECUTED by
HELLERMANNTYTON CANADA INCORPORATED

By:
Name:
Title:

EXECUTED by
SPIRENT COMMUNICATIONS OF OTTAWA LIMITED

By:
Name:
Title:

EXECUTED by
PG INTERNATIONAL PLC

By:
Name:
Title:

EXECUTED by
HELLERMANNTYTON DATA LIMITED

By:
Name:
Title:

EXECUTED by
SPIRENT COMMUNICATIONS (SCOTLAND) LIMITED

By:
Name:
Title:

EXECUTED by
SPIRENT COMMUNICATIONS (SW) LIMITED

By:
Name:
Title:

EXECUTED by
SPIRENT COMMUNICATIONS LIMITED

By:
Name:
Title:

EXECUTED by
SPIRENT HOLDINGS CORPORATION

By:
Name:
Title:

EXECUTED by
SPIRENT INTERNATIONAL, INC.

By:
Name:
Title:

EXECUTED by
SPIRENT FINANCING CORPORATION

By:
Name:
Title:

EXECUTED by
NETCOM SYSTEMS HOLDING CORPORATION

By:
Name:
Title:

EXECUTED by
SPIRENT OVERSEAS LIMITED

By:
Name:
Title:

EXECUTED by
REORG COMPANY 1, INC.

By:
Name:
Title:

EXECUTED by
REORG COMPANY 2, INC.

By:
Name:
Title

ANNEX 1

CURRENT NOTEHOLDERS

Series A Notes

Name of Noteholder	Principal Amount of Notes Held
The Travelers Insurance Company	$5,686,612.07

Series B Notes

Name of Noteholder	Principal Amount(s) of Notes Held
Connecticut General Life Insurance Company	$12,423,565.72
Life Insurance Company of North America	$2,674,162.72
Massachusetts Mutual Life Insurance Company	$11,885,167.63
Primerica Life Insurance Company	$1,782,775.14
The Travelers Insurance Company	$8,913,875.73

Series C Notes

Name of Noteholder	Principal Amount(s) of Notes Held
Metropolitan Life Insurance Company	$32,777,154.84
One Madison Investments (Cayco) Limited	$2,383,793.08
Metropolitan Insurance and Annuity Company	$4,767,586.16
Metropolitan Property and Casualty Insurance Company	$4,767,586.16
Teachers Insurance and Annuity Association of America	$23,837,930.79

Series D Notes

Name of Noteholder	Principal Amount(s) of Notes Held
Swiss Re Life & Health America Inc	$1,211,278.22
The Lincoln National Life Insurance Company	$15,197,907.85
Lincoln Life & Annuity Company of New York	$302,819.56
First Penn-Pacific Life Insurance Company	$1,211,278.22

1

ANNEX 2

[See attached request letter dated July 6, 2004]

2

Eric G Hutchinson

FINANCE DIRECTOR

06 July 2004

Mr. Barry Russell Bingham McCutchen LLP 8-10 Mansion House Place London EC4N 8LB	HSBC Bank plc, as Agent Attn: Mr. Wesley Fallon Level 24 8 Canada Square London E14 5HQ

Dear Sirs:

Share Appreciation Rights Scheme (SARS)

As highlighted in the PriceWaterhouseCoopers Project Conker Quarterly Monitoring Report:  Q1 2004 (7 May 2004), Spirent has implemented a new share appreciation rights scheme for its Communications employees in replacement of the Spirent Stock Option Plan in order to keep its remuneration package competitive.  This received shareholder approval at our 22 June EGM.  The scheme will involve granting shares based on the performance of the Spirent share price rather than granting options over shares. This will enable Spirent to better manage dilution.

The covenant calculations in the loan documentation are based on UK GAAP as applied by Spirent at 31 December 2002.  Using such UK GAAP accounting, our auditors advise that SARS will give rise to a charge or credit to operating profit calculated with reference to mark to market valuations of the liability based on the Spirent share price at the end of the accounting period and accrued for over the vesting period. Spirent will settle the liability though the issue of new Spirent shares and therefore this charge is non-cash and has no effect on the net debt or the net worth of the Spirent Group.

Under this accounting treatment, granting of SARS will create volatility in the profit and loss account of Spirent plc. As the charge will be calculated by reference to the Spirent share price this could be extremely volatile. The effect of this profit and loss charge or credit for the SARS distorts the underlying operating result and consequently should be excluded from the earnings definitions throughout the lending documents.  The attached Appendix illustrates such distortions in the context of three scenarios looking at the effect on net interest cover.

While we understand there may not be a uniform accepted practice for the accounting treatment of SARS under UK GAAP, for clarity and certainty, we request that the lenders agree to, and permit, the exclusion of the profit and loss charge or credit for the SARS from the definition EBIT, EBITA and EBITDA in the lending documents.

I would be obliged if lenders would respond to this request regarding accounting for the SARS by 30th July.

With respect to the letter we sent on 10 June requesting consent to the potential sale of our MRO division, we thank you for your prompt attention to that request and for your response. However, we were unable to progress matters with the potential purchaser who prompted the request we sent to you.  At this time, we continue to evaluate the MRO business and its prospects, including possible interest in purchasing the division expressed by another party, and we will keep you informed as to any further  progress in that regard.

Yours faithfully,

Eric G. Hutchinson

Finance Director

APPENDIX

Asumption:	24 million SARS granted each year with 25% vesting each year assumed that all SARS are exercised one year after vesting

	2004	2005	2006	2007
Scenario A
20% share price growth and earnings growth
Share price at grant(£)	0.58	0.70	0.84	1.00
Share price at 31 December(£)	0.70	0.84	1.00	1.20
SARS charge UK GAAP (£ million)	1.5	5.1	9.8	14.8
EBITA (£ milion)	34	40.8	49.0	58.8
EBITA post SARS (£ million)	32.6	35.7	39.1	43.9
Net interest (£ million)	6.6	6.6	6.6	6.6
EBITA:Net interest (excluding SARS)	5.2	6.2	7.4	8.9
EBITA:net interest (including SARS)	4.9	5.4	5.9	6.7

Scenario B
80% share price and earnings growth
Share price at grant(£)	0.58	1.04	1.88	3.38
Share price at 31 December(£)	1.04	1.88	3.38	6.09
SARS charge UK GAAP (£ million)	5.8	29.3	82.1	184.5
EBITA (£ milion)	34	61.2	110.2	198.3
EBITA post SARS (£ million)	28.2	31.9	28.0	13.8
Net interest (£ million)	6.6	6.6	6.6	6.6
EBITA:Net interest (excluding SARS)	5.2	9.3	16.7	30.0
EBITA:net interest (including SARS)	4.3	4.8	4.2	2.1

Scenario C
80% share price and earnings growth years 1&2 followed by 80% reduction year 3 flat year 4
Share price at grant(£)	0.58	1.04	1.88	0.38
Share price at 31 December(£)	1.04	1.88	0.38	0.38
SARS charge UK GAAP (£ million)	5.8	29.3	-35.1	0.0
EBITA (£ milion)	34	61.2	12.2	12.2
EBITA post SARS (£ million)	28.2	31.9	47.4	12.2
Net interest (£ million)	6.6	6.6	6.6	6.6
EBITA:Net interest (excluding SARS)	5.2	9.3	1.9	1.9
EBITA:net interest (including SARS)	4.3	4.8	7.2	1.9

Scenario A — 20% share price and earnings growth

Whilst the effect of charging the mark to market value of SARS does not result in a breach of the net interest covenant the effect is to reduce interest cover from 8.9 times to 6.7 times in 2007. In this example the share price has moved from 58 pence to 120 pence over the next 4 years the SARS charge accumulates with each grant resulting in, even at relatively low volatility, a £14.8 million charge in 2007 on earnings of £58.8 million before the charge.

Scenario B — 80% share price and earnings growth

Although this would appear to be an extreme case, the Spirent share price has historically been at these levels. Earnings and the Spirent share price are growing at very high rates. In 2007 without add back of the SARS charge, interest cover would be in breach at 2.1 times. In this example earnings before the SARS charge are £198.3 million this would be representative of the cash inflow into the business and clearly a breach of covenant makes little sense. Without the SARS charge net interest cover is at a healthy 30.0 times. In this example the most important financing issue for the Company is being able to fund the large increase working capital.

Scenario C — 80% share price and earnings growth in years 1&2 followed by 80% reduction in year 3

Another extreme scenario, earnings and share price grow rapidly over the next two years followed by a rapid fall, If we include the SARS credit of £35.1 million under UK GAAP interest cover at the end of 2006 is above the required covenant at 7.2 times. If the SARS credit is excluded the interest covenant breaches at 1.9 times.

ANNEX 3

[See attached request letter dated July 27, 2004]

3

Eric G Hutchinson

FINANCE DIRECTOR

27 July 2004

Mr. Barry Russell Bingham McCutchen LLP 99 Gresham Street London EC2V 7HG

Dear Sirs:

The Disposal of Spirent Systems MRO Division

In June 2003, our lenders approved the disposal of two Spirent Systems divisions: AIS and MRO.  At that time, no offer had yet been received for the MRO division but it was being marketed and we were anticipating net proceeds from the sale to be in the region of 2 million US dollars.  The lenders’ approval was granted in this context.

We have now received an offer for the purchase of the MRO division.  This has been progressed to an agreed letter of intent and draft contracts have been issued.  The buyer would like to progress to signing contracts by the end of August 2004.

The MRO division reported sales of £8.7 million and an EBITA profit of £1.5 million in the year ended 31 December 2003.  Trading performance in the six months ended 30 June 2004 resulted in sales of £3.7 million and an EBITA profit of £0.6 million.  The net assets, including goodwill, of the division are £4.5 million at the end of June 2004.  The net proceeds of the MRO sale are expected to be in the region of 5 million US dollars.  It is anticipated that the net proceeds will be used to reduce proportionately the principal of the outstanding Notes with the related make-whole payment and associated accrued interest being made separately out of the company’s cash balances.

In June 2004 the lenders agreed in principle to the disposal of the MRO division in line with the above and it is hereby requested that the lenders renew and confirm their approval for such disposal to take place at the earliest opportunity.

I would be obliged if lenders would respond to the above request by 30 July.

Yours faithfully,

Eric G. Hutchinson

Finance Director

ANNEX 4

INFORMATION AS TO COMPANY AND SUBSIDIARIES

Part 4.2                   Financial Indebtedness

[See attached spreadsheet]

Part 4.6                   Amendments to New Bank Facility

[See attached email]

4

SPIRENT PLC AND ITS SUBSIDIARIES

FINANCIAL INDEBTEDNESS AS OF AS AT 4 JULY 2004

	TOTAL O/DRAFT FACILITIES AVAILABLE (000)	TOTAL LOAN FACILITIES AVAILABLE (000)	OVERDRAFT BALANCE AS AT 04-Jul-04 (000)	LOAN BALANCE AS AT 04-Jul-04 (000)	TOTAL OUTSTANDING 04-Jul-04 GBP (000)	OUTSTANDING AS AT 31/12/02 Ref. Note GBP (000)	“NEW” SINCE 31-Dec-02 GBP (000)

SECURED	1,747	4,504	716	4,007	4,722	5,350	330

UNSECURED	6,000	100,942	—	70,942	70,942	152,495	—

FINANCE LEASES			—	8,671	8,671	9,479	224

TOTAL	7,747	105,446	716	83,619	84,335	167,324	554

UNSECURED SPIRENT PLC INDEBTEDNESS	6,000	100,942	—	70,942	70,942	152,495	—

TOTAL SUBSIDIARY FINANCIAL INDEBTEDNESS	£1,747	£4,504	£716	£12,677	£13,393	£14,829	£554

* The above Total Outstanding Debt does not include £373k of Debt Issues Costs being amortised over the life of the facilities.

The Increase in Total Subsidiary Debt from 31 December 2002 is			£554

SPIRENT PLC AND ITS SUBSIDIARIES

FINANCIAL INDEBTEDNESS UNSECURED BY LIENS AS AT 4 JULY 2004

COMPANY		LENDER	FINAL MATURITY	OVERDRAFT FACILITY Currency (000)	OVERDRAFT FACILITY GBP (000)	TOTAL LOAN FACILITIES Currency (000)	TOTAL LOAN FACILITIES GBP (000)	OVERDRAFT BALANCE AS AT 04-Jul-04 Currency (000)	OVERDRAFT BALANCE AS AT 04-Jul-04 GBP (000)	LOAN BALANCE AS AT 04-Jul-04 Currency (000)	LOAN BALANCE AS AT 04-Jul-04 GBP (000)	OUTSTANDING AS AT 31/12/02 Ref. Note GBP (000)	“NEW” SINCE 31-Dec-02 GBP (000)

BRITAIN

Spirent plc	GBP	HSBC Group Facility	-	6,000	6,000

		Private Placement Series A	Nov 06			5,687	3,108			5,687	3,108	6,211
		Private Placement Series B	Nov 09			37,680	20,590			37,680	20,590	39,383
		Private Placement Series C	Nov 09			68,534	37,450			68,534	37,450	71,429
		Private Placement Series D	Nov 09			17,923	9,794			17,923	9,794	18,381

		Syndicated Facilities	Jul 05			30,000	30,000			0		17,091

				6,000	6,000	159,824	100,942	0	0	129,824	70,942	152,495	0

Singapore

Hellermann Tyton Pte Ltd (Singapore)	SGD	HSBC	un-dated									0

				0	0	0	0	0	0	0	0	0	0

				TOTAL		TOTAL		TOTAL		TOTAL
				OVERDRAFT	6,000	ORIGINAL	100,942	UNSECURED	£0	UNSECURED	£70,942	£152,495	£0
				FACILITIES		LOANS		OVERDRAFT		BORROWINGS

SPIRENT PLC AND ITS SUBSIDIARIES

FINANCIAL INDEBTEDNESS SECURED BY LIENS AS AT 4 JULY 2004

COMPANY		LENDER	FINAL MATURITY	OVERDRAFT FACILITY Currency (000)	OVERDRAFT FACILITY GBP (000)	TOTAL LOAN FACILITIES Currency (000)	TOTAL LOAN FACILITIES GBP (000)	OVERDRAFT BALANCE AS AT 04-Jul-04 Currency (000)	OVERDRAFT BALANCE AS AT 04-Jul-04 GBP (000)	LOAN BALANCE AS AT 04-Jul-04 Currency (000)	LOAN BALANCE AS AT 04-Jul-04 GBP (000)	OUTSTANDING AS AT 31/12/02 Ref. Note GBP (000)	“NEW” SINCE 31-Dec-02 GBP (000)

FRANCE

Hellermann Tyton SA (France)	Euro	Eurosic	Apr-07			1,626	1,091			1,169	785	1,063
		San Paolo IMI	-	1,220	820							0
		BNP Paribas	-	305	205			0	0			0

				1,525	1,023	1,626	1,091	0	0	1,169	785	1,063	0

GERMANY

Hellermann Tyton GmbH	Euro	Jurgen Molln	May 2017			767	515			767	515	501	14
(Germany)
	Euro	Various	ufn	138	93			0		138	93	0	93

				138	93	767	515	0	0	905	607	501	106

ITALY

HellermannTyton Srl (Italy)	Euro	San Paolo IMI	-	516	346			491	330			324	6
								73	49			0	49

				516	346	0	0	564	379	0	0	324	55

UNITED STATES

Hellermann Tyton Corporation (USA)	USD	Marshall & Ilsley	Feb-08			5,304	2,898			4,785	2,615	3,294

				0	0	5,304	2,898	0	0	4,785	2,615	3,294	0

BRAZIL

Hellermann Tyton - Brazil	Real	Banco do Brasil	-	1,211	217			1,203	216			140	76
		Banco Sudameris	-	373	67			675	121			28	93

				1,584	284	0	0	1,878	337	0	0	168	169

				TOTAL		TOTAL		TOTAL		TOTAL
				OVERDRAFT	1,747	ORIGINAL	4,504	SECURED	£716	SECURED	£4,007	5,350	£330
				FACILITIES		LOANS		OVERDRAFT		BORROWINGS

SPIRENT PLC AND ITS SUBSIDIARIES

FINANCE LEASES & HIRE PURCHASE AGREEMENTS UNDER SSAP 21 OR FRS 5 AS AT 4 JULY 2004

COMPANY	LESSOR	FINAL MATURITY	ORIGINAL AMOUNT Currency (000)	ORIGINAL AMOUNT GBP (000)	BALANCE SHEET Currency (000)	BALANCE SHEET GBP (000)	OUTSTANDING AS AT 31/12/02 Ref. Note GBP (000)	“NEW” SINCE 31-Dec-02 GBP (000)

UNITED KINGDOM

PA-Positioning Tech- GSSL	Lombard	Mar-06	17	17	6	6	11
		May-06	22	22	8	8	12

			39	39	14	14

EUROPE

Hellermann Tyton GmbH	TAGO	May 2018	10,635	7,138	9,616	6,454	6,336	118
	IBM Catia	May 2005	32	21		0	16

Spirent Gmbh	SARIO Aachen KG	Dec 2015	3,387	2,273	2,395	1,607	2,156

HellermannTyton Srl (Italy)	Car Lease		53	36	20	13	35

			14,107	9,469	12,031	8,074

UNITED STATES

PA Broadband	NTFC Capital Corp	Jul 04	211	115	0	0	41
	Verizon	Oct 06	327	179	0	0	109

Hellermann Tyton Corporation
(USA)	EMKAY Inc	Jan-07	1,110	607	506	277	347
	Chrysler Credit Corp	Jun-04	30	16	26	14	16
	Enterprise Leasing	Aug-06	65	36	234	128	34	94
	Bank of America	Jan-03	40	22	22	12	15

CAW Networks	Malsco		170	93			106

Hellermann Tyton Canada	Chrysler Canada	Mar 06	24	10	14	6	0	5
	GMAC	Sept 06	32	13	18	7	11
	GMAC	Sept 05	26	11	11	5	9

			2,035	1,101	831	448

SOUTH AFRICA

Hellermann Tyton (Pty) Ltd	Nedcor	October 06	2,752	246	773	69	134
(South Africa)	Stannic	Nov 05	1,301	116	626	56	83
			4,053	363	1,399	125

ASIA

Hellermann Tyton Pte Ltd	Orix Capital Ltd	Sept 08	29	9	24	9	2	7
(Singapore)	HSBC	August 03	30	10		0	6

			59	19	24	9

			TOTAL		TOTAL
			ORIGINAL	10,990	BALANCE	£8,671	9,479	£224
			AMOUNT		SHEET

Please be advised that we are in receipt of unanimous Bank consent to the exclusion of the profit and loss charge or credit for the SARS from the definition EBIT, EBITA and EBITDA, as defined in the Agreement, per the terms as outlined in your Letter.

I trust this is in order.  Should you have any further queries, please do not hesitate to contact me.

Kind Regards

Wesley Fallan

For and on behalf of HSBC Bank plc

As Agent for the Banks

Memo

07 Jul 2004 09:27

Subject:  Spirent Plc GBP30m Revolving Credit Facility dated 4th February 2004 (the "Agreement") re Consent for SARS

Dear all,

We write as Agent for the Banks in connection with the above-named Agreement.  Terms defined in the Agreement shall, unless otherwise specifically defined herein, have their defined meaning when used in this e-mail.

Please find below an e-mail from Connie Kolb of Spirent Plc attaching a letter from Erick Hutchinson dated 6th July 2004 (the "Letter").

The letter seeks your consent to adopt a particular accounting treatment as a result of Spirent Plc offering a new share appreciation rights scheme ("SARS") to its Communication employees.

Could you kindly review the attached Letter and example appendix document and revert with your consent to the exclusion of the profit and loss charge or credit for the SARS from the definition EBIT, EBITA and EBITDA, as defined in the Agreement.

Kindly revert with your consent to the above direct to myself by return of fax (number +44 207 991 4351) or via e-mail at your earliest convenience but by no later than close of business on Wednesday, 21st July 2004.

Kind Regards

Wesley Fallan

For and behalf of HSBC Bank plc

As Agent for the Banks

Subject:  Lenders Consent (SARS)

Dear Messrs. Fallan and Russell:

As I believe you are both aware, Spirent has recently implemented a new share appreciation rights scheme (SARS) for our Communications employees.  The attached letter requests your consent for Spirent to adopt certain accounting treatment for grants made under this scheme and the additional pdf attachment provides what we hope are helpful illustrations of the accounting issues we believe are raised by the SARS.

We appreciate your attention to this request and look forward to your reply.

Sincerely,

Connie Kolb

EXHIBIT A

AMENDMENTS

§1           Amendments to Section 23.8(a) of the Existing Note Purchase Agreement.  Section 23.8(a) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(a)         Accounting Principles.  Notwithstanding any changes in UK GAAP or the interpretation or application thereof subsequent to December 31, 2002, all financial covenants herein (including those in Section 10 and the Normalization Conditions) shall be calculated in accordance with (and compliance shall be determined solely by reference to) UK GAAP in effect as at December 31, 2002 and as applied by the Company as of such date save that any charge or credit to operating profit on the SARS Scheme shall not be taken into account in respect of Consolidated EBIT, Consolidated EBITA, Consolidated EBITDA and EBIT.  In the event that there should occur after December 31, 2002 any changes in UK GAAP or the interpretation or application thereof which would have a quantifiable effect on the calculation of the financial covenants or the Normalization Conditions, the Company agrees to provide to each holder of a Note, in addition to the financial information described in Section 7, such supplemental financial information with respect to the relevant accounting periods (calculated in accordance with UK GAAP) affected by such changes as is reasonably necessary to allow the holders of the Notes to verify compliance with the financial covenants and the Normalization Conditions.”

§2           Amendments to Schedule B of the Existing Note Purchase Agreement.  Schedule B of the Existing Note Purchase Agreement is hereby amended by replacing each of the following defined terms in its appropriate place in alphabetical order in such Schedule:

“Consolidated EBIT — means, in relation to any Accounting Period of the Group, the consolidated operating profit of the Group for such Accounting Period calculated by reference to the Accounts of the Group for such Accounting Period and:

(a)           before deducting, charging or providing for:

(i)            Consolidated Net Interest Expense; and

(ii)           any taxation as shown in the profit and loss section of such Accounts for such Accounting Period; and

(b)           before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the Accounts of the Group for such Accounting Period; and

(c)           before taking into account any charge or credit to operating profit on the SARS Scheme.”

“Consolidated EBITA — means, in relation to any Accounting Period of the Group, the consolidated operating profit of the Group for such Accounting Period calculated by reference to the Accounts of the Group for such Accounting Period and:

(a)           before deducting, charging or providing for:

(i)            Consolidated Net Interest Expense;

(ii)           any taxation as shown in the profit and loss section of such Accounts for such Accounting Period; and

(iii)          amortization charged during such Accounting Period; and

(b)           before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the Accounts of the Group for such Accounting Period; and

(c)           before taking into account any charge or credit to operating profit on the SARS Scheme.”

“Consolidated EBITDA — means, in relation to any Accounting Period of the Group, the consolidated operating profit of the Group for such Accounting Period calculated by reference to the Accounts of the Group for such Accounting Period and:

(a)           before deducting, charging or providing for:

(i)            Consolidated Net Interest Expense;

(ii)           any taxation as shown in the profit and loss section of such Accounts for such Accounting Period;

(iii)          depreciation in respect of such Accounting Period; and

(iv)          amortization charged during such Accounting Period; and

(b)           before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the Accounts of the Group for such Accounting Period; and

(c)           before taking into account any charge or credit to operating profit on the SARS Scheme.”

“EBIT — means, in respect of any Person in relation to any accounting period of such Person, the operating profit of such Person for such accounting period calculated by reference to its accounts for such accounting period and:

A-2

(a)           before deducting, charging or providing for:

(i)            Net Interest Expense; and

(ii)           any taxation as shown in the profit and loss section of such accounts for such accounting period; and

(b)           before taking into account any exceptional items (including, without limitation, profits or losses on the sale or termination of an operation, costs of a fundamental reorganization or restructuring and profits or losses on the disposal of fixed assets) as shown in the profit and loss section of the accounts for such accounting period; and

(c )          before taking into account any charge or credit to operating profit on the SARS Scheme.”

§3           Amendments to Schedule B of the Existing Note Purchase Agreement.  Schedule B of the Existing Note Purchase Agreement is hereby amended by adding the following defined term in its appropriate place in alphabetical order in such Schedule:

“SARS Scheme — means the Spirent Stock Incentive Plan which was approved by Ordinary Resolution of the shareholders of the Company on June 23, 2004.”

A-3